EXHIBIT 23.01
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 27, 2006 (with respect to Note M[1], May 23, 2006 and the sixth paragraph of Note I, August 7, 2006) with respect to the financial statements and the financial statement schedule of Double-Take Software, Inc. (formerly NSI Software, Inc.) as of December 31, 2005 and 2004 and for each of the years in the three-year period ended December 31, 2005 included in Amendment No. 2 to the Registration Statement on Form S-1 and related Prospectus of Double-Take Software, Inc. for the registration of shares of its common stock.
/s/ Eisner LLP
New York, New York
October 3, 2006